Exhibit 10.35




                        BROADBAND CAPITAL MANAGEMENT LLC
                                805 Third Avenue
                            New York, New York 10022


                                  June 18, 2002


On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32
Rosh Pina, 12000 Israel
Attn: Oded Bashan, Chairman, President & CEO

Dear Mr. Bashan:

         This letter is to confirm our understanding that Broadband Capital Management LLC ("Broadband Capital") has been engaged as a non-exclusive financial advisor to On Track Innovations Ltd., its respective successors, assigns, subsidiaries, parents and affiliates (collectively, the "Company"), with respect to financial advisory and related matters for the one-year period commencing the date hereof (the "Term"). All services shall be rendered by Broadband Capital in New York City.

 A.  Financial Advisory Services

         During the Term, Broadband Capital shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that Broadband Capital shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. It is understood and acknowledged by the parties that the value of Broadband Capital's advice is not measurable in a quantitative manner and Broadband Capital shall be obligated to render advice, upon the request of the Company, in good faith. Broadband Capital's duties may include, but will not necessarily be limited to advice regarding:

(1)      the formation of corporate goals and their implementation;

(2) the financial structure of the Company or its divisions or any programs and projects undertaken by any of the foregoing;

(3)      the Company's financing needs and matters related thereto;

(4) the corporate organization, personnel and selection of needed specialty skills;

(5) introductions to institutions and high net-worth individuals that Broadband determines may be interested in investing in the Company.

Oded Bashan, Chairman, President & CEO
June 18, 2002
Page 2

         The Company acknowledges that Broadband Capital and its affiliates are in the business of providing financial advisory services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Broadband Capital or its affiliates in conducting such business with respect to others or in rendering such advice to others. The Company further acknowledges and agrees that nothing contained herein is a commitment by Broadband Capital to provide any market making activities with respect to the Company's securities or to publish or issue any research coverage or reports.

         The Company recognizes and confirms that Broadband Capital, in acting pursuant to this engagement, will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Broadband Capital does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Broadband Capital by or on behalf of the Company will be fair, accurate and complete in all material respects and will not contain any material omissions or misstatements of fact. The Company shall promptly update Broadband Capital to the extent that there are any material changes or modifications to previously delivered information concerning the Company. The Company agrees that any information or advice rendered by Broadband Capital or its representatives in connection with this engagement is for the confidential use of the Company's Board of Directors only in its evaluation of the matters for which Broadband Capital has been engaged and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without Broadband Capital's prior written consent. The name of Broadband Capital will not be quoted or referred to orally or in a writing by the Company without Broadband Capital's prior written consent, which consent shall not be unreasonably withheld.

         In consideration of such financial advisory services and as a material inducement for Broadband Capital to enter into this Agreement, the Company shall pay Broadband Capital a non-accountable and non-refundable fee of $16,000 ("Initial Retainer") payable upon execution of this agreement. The Initial Retainer shall cover the first two months of this Agreement at the rate of $8,000 per month. Thereafter and provided the Company's ordinary shares are traded on the Nasdaq Market, the Company shall pay Broadband a monthly retainer in the amount of (i) $8,000 for month 3, (ii) $10,000 per month for months 4-6 and (iii) $5,000 for months 7-12, all of which shall be payable on the first day of the applicable month during the Term. In addition, as and for additional consideration and as a material inducement for Broadband to enter into this agreement and provided the Company's ordinary shares are traded on the Nasdaq Market, the Company agrees to issue to Broadband or its designee(s), upon execution and delivery of this Agreement, warrants (the "Warrants") to purchase 50,000 of the Company's ordinary shares at an exercise price equal to $6.66 as to 25,000 shares and $7.99 as to 25,000 shares. The Warrants will be exercisable for a five-year period commencing on the date of issuance and shall contain such terms and conditions as are satisfactory in form and substance to Broadband, the

Oded Bashan, Chairman, President & CEO
June 18, 2002
Page 3

Company and their respective counsel, including, without limitation, demand and piggy-back registration rights, corporate anti-dilution and weighted average price protection and cashless exercise provisions and in that regard, the Company agrees that the ordinary shares underlying the Warrants will be included in the current F-1 Registration Statement that the Company is undertaking to file with the Securities and Exchange Commission. In addition, the Company will also issue to Broadband Capital options ("Options") to purchase 25,000 of the Company's ordinary shares at an exercise price of $9.99 per share pursuant to the Company's Stock Option Plan. The Company agrees that the ordinary shares underlying the Options will be included in an Form S-8 Registration Statement (or equivalent form) that the Company intends to file with the Securities and Exchange Commission promptly following the effectiveness of its F-1 Registration Statement referred to above. The share amounts underlying the Warrants and Options are giving effect to the consolidation of the Company's share capital and issuance of Bonus Shares as described in its F-1 Registration Statement ("collectively the "Recapitalization Transactions"). The foregoing compensation shall be in addition to any other compensation and reimbursement of expenses described herein.

B.  Acquisition Transaction

         For purposes of this agreement, the term "Acquisition Transaction" means (i) any merger, consolidation, reorganization or other business combination pursuant to which the businesses of a third party are combined with that of the Company, (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of a third party by way of negotiated purchase or otherwise or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise.

         In connection with a proposed Acquisition Transaction, Broadband Capital's advisory services will include the following: (i) assistance in the evaluation of a third party from a financial point of view, (ii) assistance and advice with respect to the form and structure of the Acquisition Transaction and the financing thereof, (iii) conducting discussions and negotiations regarding an Acquisition Transaction and (iv) providing other related advice and assistance as the Company may reasonably request in connection with an Acquisition Transaction.

         For purpose of this agreement, "Consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with an Acquisition Transaction. The value of such Consideration shall be determined as follows:

         (a) the value of securities, liabilities, obligations, property and services shall be the fair market value as we shall mutually agree upon at the date of the closing of the Acquisition Transaction; and

Oded Bashan, Chairman, President & CEO
June 18, 2002
Page 4

         (b) the value of indebtedness, including indebtedness assumed, shall be the face amount.

         If the Consideration payable in an Acquisition Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Broadband Capital relating to such Consideration shall be payable upon receipt of such Consideration.

         In the event that an Acquisition Transaction is closed, but the consideration is receivable in installments, subject to contingencies or placed in escrow, Broadband Capital's fee shall be subject to the same payment schedule, contingencies or escrow, as the case may be, and Broadband Capital will be paid a portion of its fee at the closing and upon the payment to the Company of each such installment, whether out of escrow or otherwise.

         In connection with our services, you agree that if, during the period Broadband Capital is retained by you or, within one year thereafter, an Acquisition Transaction is consummated with a third party introduced directly or indirectly by Broadband Capital, or the Company enters into a definitive agreement with a third party introduced directly or indirectly by Broadband Capital which at any time thereafter results in an Acquisition Transaction, you will pay Broadband Capital a transaction fee equal to 5% of the first $1 million of Consideration, 4% of the next $1 million of Consideration, 3% of the next $1 million of Consideration, 2% of the next $1 million of Consideration and 1% of any additional Consideration; provided, however, if the Company (directly or through a third party) procures the other party to an Acquisition Transaction without the direct or indirect introduction by Broadband Capital, the Company shall pay Broadband Capital a fee equal to 1% of Consideration, with a minimum payment of $100,000, but only in the event the Company requests that Broadband Capital provides advisory services to the Company in connection with the Acquisition Transaction.

C.  Corporate Finance

         For purposes of this agreement, the term "Financing Transaction" means a private placement, public offering, syndication or other sale of equity or debt securities of the Company or other on-balance or off-balance sheet corporate finance transaction of the Company.

         The Company hereby grants to Broadband Capital a right of first refusal with respect to any Financing Transaction during the Term, which right shall remain unaffected by any prior early termination of this agreement. It is understood that if such a proposed financing is offered to Broadband Capital, Broadband Capital shall have twenty (20) days in which to determine whether or not to accept such offer and, if Broadband Capital refuses, and provided such a Financing Transaction is consummated (a) with another underwriter or placement agent upon the same terms and conditions as those afforded to Broadband Capital and (b) within six months after the end of the aforesaid twenty (20) day period, this right of first refusal shall thereafter be forfeited and terminated;

Oded Bashan, Chairman, President & CEO
June 18, 2002
Page 5

provided however, if the financing is not consummated under the conditions of clauses (a) and (b) above, then the right of first refusal shall once again be reinstated under the same terms and conditions set forth in this paragraph. Notwithstanding the foregoing, the foregoing right of first refusal shall not apply to (1) Financing Transactions in which (i) a bulge bracket investment bank (as such term is commonly understood in the investment banking community) is engaged by the Company to manage the transaction and (ii) a strategic partner makes a debt or equity investment in the Company and (2) the current transactions covered by the F-1 currently undertaken by the Company. In addition, the foregoing right of first refusal shall not apply to Financing Transactions in which Rockwood, Inc. is engaged to manage the transaction (a "Rockwood Financing Transaction"); provided however that the Company shall not engage in or consummate any Rockwood Financing Transaction unless Broadband Capital is provided the opportunity to have a 50% participation in said financing.

D.  Termination.

         This agreement may be terminated by either party at anytime following the six month anniversary of this Agreement upon thirty (30) days prior written notice to the other party. In addition, the indemnification, contribution, reimbursement of expenses and "tail" obligations of the Company and Broadband shall survive such termination and all previously paid fees and securities issued shall be retained by Broadband Capital on a non-accountable basis.

E.   General

         In addition to all other charges payable to Broadband Capital as per the terms hereof, the Company agrees to reimburse Broadband Capital, upon requests made from time to time, for all of its reasonable, out-of-pocket expenses incurred in connection with its activities under this Agreement upon presentation of receipts therefor; provided that single or series of expenses of more than $1,000 must be approved by the Company before they are incurred. In addition, no fee payable by the Company to any agent, lender or investor shall reduce or otherwise affect any fee payable by the Company to Broadband Capital hereunder unless such agent, lender or investor was engaged by Broadband Capital without the prior approval of the Company, in which case any fee payable to any such person shall be the responsibility of Broadband Capital ("Broadband Fees").

         The Company agrees to indemnify Broadband Capital and related persons in accordance with the indemnification letter annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirety, and shall survive the termination, expiration or supersession of this Agreement. Broadband Capital shall not be responsible for any expense of the Company or others for any charges or claims related to the proposed transactions hereunder or otherwise if the transactions contemplated by this Agreement are not consummated, except for Broadband Fees.

Oded Bashan, Chairman, President & CEO
June 18, 2002
Page 6

         This Agreement, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties.

         The Company expressly acknowledges that the execution of this Agreement does not constitute a commitment by Broadband Capital to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of Broadband Capital with respect to securing any financing on behalf of the Company. Nothing contained in this agreement shall be construed to place Broadband Capital and the Company in the relationship of partners or joint venturers. Neither Broadband Capital nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. The Company's engagement of Broadband Capital is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Company or of Broadband) as against Broadband Capital or the Company or their respective affiliates, or their respective directors, officers, employees or agents, successors or assigns. Broadband Capital, in performing its services hereunder, shall at all times be an independent contractor. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties.

         This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof . All controversies which may arise between the parties concerning this Agreement shall be exclusively determined by arbitration by, and in accordance with, the then existing Code of Arbitration of the National Association of Securities Dealers, Inc. ("NASD"). Hearings with regard to such dispute shall be held exclusively at the offices of the NASD in the City of New York and judgment upon any award rendered pursuant thereto may be entered in any court of competent jurisdiction. Any award rendered pursuant to the terms and conditions set forth herein shall be final and binding. The parties are waiving their right to seek remedies in court, including the right to a jury trial. Each party waives, and each party agrees not to assert in any such proceeding, in each case, to the fullest extent permitted by applicable law that: (a) such party is not personally subject to the jurisdiction of such arbitration; (b) such party is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property (c) any proceeding is brought in an inconvenient forum; (d) the venue of any such proceeding is improper; or (e) this agreement may not be enforced in or by any such arbitration.

Oded Bashan, Chairman, President & CEO
June 18, 2002
Page 7

         The parties acknowledge and agree that with respect to phrases contained herein such as "as a results of our efforts," "introduced to the Company by Broadband" or similar language, such phrases are intended to include any person or entity, directly or indirectly introduced to the Company by the undersigned. Thus, to the extent that the Company consummates a particular transaction with any person or entity, whose introduction to the Company can be traced back, directly or indirectly, to a person or entity who was originally introduced to the Company by Broadband, Broadband is entitled to the compensation described herein.

         Neither the execution and delivery of this Agreement by each party nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws or other organizational documents, as the case may be, of such party; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of such party or require the payment, any pre-payment or other penalty with respect thereto. The Company also represents that (i) the Recapitalization Transactions have been approved by the Board of Directors of the Company and the requisite percentage of its Shareholders and
(ii) the Company has the authority to issue stock options pursuant its plan to a financial advisor such as Broadband Capital. Such party has all requisite power and authority to enter into and perform its obligations under this Agreement and, in the case of the Company, to issue andto deliver the Warrants and Options. This Agreement has been duly executed and delivered and constitutes valid and binding obligations of each party, enforceable against each party in accordance its terms.

         The rights and obligations of the parties under this Agreement may not be assigned by either party without the prior written consent of the other party and any other purported assignment shall be null and void. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.

Oded Bashan, Chairman, President & CEO
June 18, 2002
Page 8

         If the foregoing correctly sets forth the terms of our agreement, kindly so indicate by signing and returning the enclosed copy of this Agreement.

                                    BROADBAND CAPITAL MANAGEMENT LLC


                             By:    ________________________
                                    Name: Michael Rapp
                                    Title: Chairman


        ACCEPTED AND AGREED TO
        this      day of June 2002:


        ON TRACK INNOVATIONS LTD.


        By:    _________________________
               Name: Oded Bashan
               Title: Chairman, President & CEO

                                   SCHEDULE A

                                 INDEMNIFICATION

         Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that Broadband Capital's role is advisory, the Company agrees to indemnify and hold harmless Broadband Capital, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Broadband Capital hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Broadband Capital hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Broadband Capital, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Broadband Capital or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Broadband Capital and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

         The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Broadband Capital on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties to the Company and/or its stockholders and to Broadband Capital with respect to Broadband Capital's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Broadband Capital is engaged to render financial advisory services bears to (ii) the fees paid to Broadband Capital in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Broadband Capital pursuant to such engagement (excluding amounts received by Broadband Capital as reimbursement of expenses).

         The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Broadband Capital's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

         The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Broadband Capital's engagement and
(iv) whether or not Broadband Capital shall, or shall not be called upon to render any formal or informal advice in the course of such engagement.

                        BROADBAND CAPITAL MANAGEMENT LLC
                                805 Third Avenue
                            New York, New York 10022



                                                                   July 3, 2002


On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32
Rosh Pina, 12000 Israel
Attn: Oded Bashan, Chairman, President & CEO

Dear Mr. Bashan:

         This letter will serve as Amendment No. 1 to that certain letter agreement dated June 18, 2002 ("Letter Agreement") between On Track Innovations Ltd. (the "Company") and Broadband Capital Management LLC ("Broadband"). Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Letter Agreement.

         The parties hereto agree that the Letter Agreement is hereby amended as follows:

The fourth paragraph in subsection A. Financial Advisory Services is hereby deleted in its entirety and in its place and stead the following is inserted:

"In consideration of such financial advisory services and as a material inducement for Broadband Capital to enter into this Agreement, the Company shall pay Broadband Capital a non-accountable and non-refundable fee of $16,000 ("Initial Retainer") payable upon execution of this agreement. The Initial Retainer shall cover the first two months of this Agreement at the rate of $8,000 per month. Thereafter and provided the Company's ordinary shares are traded on the Nasdaq Market, the Company shall pay Broadband a monthly retainer in the amount of (i) $8,000 for month 3, (ii) $10,000 per month for months 4-6 and (iii) $5,000 for months 7-12, all of which shall be payable on the first day of the applicable month during the Term. In addition, as and for consideration for rendering merger and acquisition related advisory services (which shall include (i) assistance in the evaluation of a third party from a financial point of view, (ii) assistance and advice with respect to the form and structure of potential acquisition transactions and the financing thereto), at such time as the Company's ordinary shares are traded on the Nasdaq Market, the Company agrees to promptly issue to Broadband or its designee warrants (the "M&A Warrants") to purchase 25,000 of the Company's ordinary shares at an exercise price equal to the US dollar equivalent of NIS 0.1 per share at the date of issuance of the M&A Warrants. In addition, as and for additional consideration and as a material inducement for Broadband to enter into this agreement, at such time the Company's ordinary shares are traded on the Nasdaq Market, the Company agrees to promptly issue to Broadband or its designee(s) warrants (the "Advisory Warrants"; the M&A Warrants and the Advisory Warrants are collectively referred to as the "Warrants") to purchase 75,000 of the Company's ordinary shares at an exercise price equal to $6.66 as to 25,000 shares and $7.99 as to 25,000 shares and $9.99 as to 25,000 shares. The Warrants will be exercisable for a five-year period commencing on the date of issuance and shall contain such terms and conditions as are satisfactory in form and substance to Broadband, the Company and their respective counsel, including, without limitation, demand and piggy-back registration rights, corporate anti-dilution and weighted average price protection and cashless exercise provisions and in that regard, the Company agrees that the ordinary shares underlying the Warrants will be included in the current F-1 Registration Statement that the Company has filed with the Securities and Exchange Commission. The share amounts underlying the Warrants are giving effect to the consolidation of the Company's share capital as described in its F-1 Registration Statement (collectively the "Recapitalization Transactions"). The foregoing compensation shall be in addition to any other compensation and reimbursement of expenses described herein."

         Except as otherwise set forth herein, the Letter Agreement shall remain in full force and effect.

         Please confirm your agreement with this Amendment by signing in the space provided below.

                                            BROADBAND CAPITAL MANAGEMENT LLC


                                    By:     ________________________
                                            Name: Michael Rapp
                                            Title: Chairman


  ACCEPTED AND AGREED TO
  this    day of July 2002:


  ON TRACK INNOVATIONS LTD.


  By:  _________________________
       Name: Oded Bashan
       Title: Chairman, President & CEO


  Date: __________________